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                         THE EMERGING MEXICO FUND, INC.
                          1285 Avenue of the Americas
                              New York, NY 10019

May 21, 1998

Dear Stockholder:

Enclosed is a copy of the Proxy Statement for The Emerging Mexico Fund, Inc. containing important information to help you decide how to vote on the issues to be determined at the June 24, 1998 Annual Meeting of Stockholders. We urge you to read it carefully.

In particular, we wish to bring to your attention two proposals included in the Proxy Statement that have been submitted by two stockholders. As required by the rules of the Securities and Exchange Commission, we have included these proposals as they were submitted, despite our belief that they are based on fundamentally flawed arguments.

Proposal 3 seeks to open-end the Fund and Proposal 4 seeks to terminate the Fund's investment advisory contract with Santander Management Inc. It is important that you read these materials carefully, including the Board's reasoned explanation of why the proposals are not in your best interest.


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THE BOARD OF DIRECTORS UNANIMOUSLY AGREES THAT PROPOSALS 3 AND 4 ARE NOT IN THE
BEST INTERESTS OF ALL STOCKHOLDERS AND WOULD DAMAGE THE ABILITY OF THE FUND TO
   CONTINUE TO DELIVER THE SUPERIOR PERFORMANCE IT HAS ACHIEVED IN THE PAST.

      THE BOARD OF DIRECTORS OF THE FUND STRONGLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSALS 3 AND 4 BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY
                                  CARD TODAY.
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THE BOARD AND THE FUND'S ADVISER, SANTANDER MANAGEMENT, ARE COMMITTED TO
PURSUING A RESPONSIBLE COURSE OF ACTION IN THE INTERESTS OF ALL STOCKHOLDERS.

The proposals seek to convert the Fund to open-end status, and its proponents assert that the Fund's adviser, Santander Management, opposes this change in order to preserve its management fees. This allegation is entirely without merit. Your Directors, the majority of whom are independent of Santander, have been greatly concerned by the fact that the market price of the Fund's shares are trading at a discount to the Fund's net asset value. They are committed to investigating all possible alternatives that would significantly reduce the discount without harming the long-term interests of the Fund's stockholders. After extensive review, however, the Directors have not yet found such an alternative nor have the proponents suggested such an alternative.

                                       1
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AFTER CONVERSION TO OPEN-END STATUS, CLOSED-END FUNDS GENERALLY PERFORM POORLY

As explained in a May 11, 1998 story in Investor's Business Daily(1), closed-end funds generally perform poorly after conversion to open-end status. Large investors generally benefit the most from open-ending due to their ability to sell large blocks of stock quickly during the short period after announcement of conversion when the discount narrows. Long-term investors, however, are generally worse off due to increased taxes, increased expense ratios and declining performance caused by substantially reduced assets resulting from sales of Fund investments to meet redemptions after the actual conversion. AS AN INDUSTRY ANALYST STATED IN THE ARTICLE, "CLOSED-END INVESTORS OVERESTIMATE THE BENEFITS OF GOING OPEN. THE DISCOUNT DOES NARROW, BUT THAT DOESN'T MEAN THE FUND'S VALUE WILL GO UP."

 AFTER CONVERSION TO OPEN-END STATUS, NET ASSET VALUE MAY, IN FACT, DECREASE

In contrast to the proponents' claim of realizing full net asset value for the shares, we believe that the net asset value of our Fund may, in fact, decrease after conversion, as the Fund is forced to liquidate rapidly a large portion of its holdings to meet redemptions. We believe that our Fund would be particularly hard hit due to its concentration of investments in the less-liquid but very promising smaller-sized companies that has driven our Fund's extremely strong performance over the past few years.

  AFTER CONVERSION TO OPEN-END STATUS, CONTINUING HOLDERS WOULD LIKELY SUFFER
                     HIGHER EXPENSE RATIOS AND TAX BURDENS

Conversion would also result in the Fund's continuing holders bearing a larger share of the Fund's expenses as certain large, professional investors quickly exit the Fund in their pursuit of relatively small but immediate gains through "fund arbitrage." Continuing holders would also have to bear the extra burden of additional capital gains taxes as the Fund liquidates long-term investments to raise cash to meet current or future redemptions.

       AFTER CONVERSION TO OPEN-END STATUS, THE FUND COULD NOT CONTINUE
                      ITS SUCCESSFUL INVESTMENT STRATEGY

After conversion to open-end status, the Fund could not continue to pursue its stated and very successful strategy of investing in the most promising companies in Mexico. As a closed-end fund, we can invest in those companies with the greatest potential for growth, even though such stocks may not be very liquid at the time of investment. As an open-end fund, however, our ability to make such attractive investments would be severely hampered by the need to keep cash on hand to meet redemptions.

IN BOTH 1996 AND 1997, THE EMERGING MEXICO FUND, INC. OUTPERFORMED THE OTHER TWO U.S. REGISTERED MEXICAN COUNTRY FUNDS. DURING THAT SAME PERIOD, THE FUND'S NET ASSET VALUE INCREASED 30% AND 51%, RESPECTIVELY.

------------------------------
1 Permission to use quotations for the article was neither sought nor otherwise obtained.

                                       2
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  THE PROPOSALS ARE NOT IN THE BEST LONG-TERM INTERESTS OF ALL OF THE FUND'S
                                 STOCKHOLDERS

In addition, you should know that the proponents are a hedge fund that invests in closed-end funds trading at a discount to net asset value and the wife of one of the hedge fund's principals. The proponents then attempt to open-end those funds. We understand that the proponents currently have submitted similar proposals to several other closed-end funds. We believe that their investment in the Fund was not occasioned by an interest in the long-term appreciation in value that the Mexican economy represents, but by a desire to profit from the short-term trading opportunity that conversion might represent. Their personal agenda, we strongly believe, does not represent the best long-term interests of all of the Fund's stockholders.

   DO NOT BE MISLED INTO SACRIFICING THE LONG-TERM VALUE OF YOUR INVESTMENT
     IN THE FUND SO ARBITRAGEURS AND A FEW INVESTORS CAN REAP OPPORTUNISTIC,
                               ONE-TIME PROFITS.

        VOTE AGAINST PROPOSALS 3 AND 4 BY SIGNING, DATING AND RETURNING
                        THE ENCLOSED PROXY CARD TODAY!



Very truly yours,

                The Directors of The Emerging Mexico Fund, Inc.

/s/ Gonzalo de Las Heras      /s/ Philip L. Bullen        /s/ Rodney B. Wagner
------------------------      --------------------        --------------------
Gonzalo de Las Heras          Philip L. Bullen          Rodney B. Wagner



         /s/ Edgar R. Fiedler           /s/ Richard S. Weiner
         --------------------           ---------------------
           Edgar R. Fiedler             Richard S. Weiner

  IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE IN VOTING YOUR SHARES,
                      PLEASE CONTACT OUR PROXY SOLICITOR:

                          INNISFREE M&A INCORPORATED
                                1-888-750-5834

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